UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 29, 2019
Brandes Investment Trust
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	811-08614 (Commission File Number)	See below (IRS Employer Identification No.)

11988 El Camino Real, Suite 600
San Diego, California 92130
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (858) 755-0239
(Former name or former address, if changed since last report.)
This Form 8-K relates to the following series of Brandes Investment Trust:

Title of each Series	IRS Employer Identification Number
Brandes Value NextShares	82-3023188

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 8.01	Other Events
Brandes Investment Partners, L.P., the Advisor to the Brandes Value NextShares (the “NextShares Fund”), has recommended, and the Board of Trustees of Brandes Investment Trust has approved, the liquidation and termination of the NextShares Fund. The Advisor’s recommendation was primarily based on the fact that the Advisor does not anticipate that the NextShares Fund will experience meaningful growth in the foreseeable future. The liquidation is expected to occur on June 28, 2019. As a result, the Advisor and the Board believe that the Liquidation of the Fund is in the best interests of shareholders.

Effective June 3, 2019, the NextShares Fund will no longer accept orders for new creation units. Shares of the NextShares Fund are listed on The NASDAQ Stock Market LLC. Trading in shares of the NextShares Fund will be halted prior to market open on June 21, 2019. In addition, effective immediately, the Advisor will begin an orderly transition of the NextShares Fund’s portfolio securities to cash and cash equivalents and the NextShares Fund will cease investing in assets in accordance with its stated investment objective and policies. Prior to June 21, 2019, shareholders may only be able to sell their shares to certain broker-dealers, and there is no assurance that there will be a market for the NextShares Fund’s shares during that time period. Customary brokerage charges may apply to such transactions.

On or about June 28, 2019, the NextShares Fund will liquidate its assets and distribute cash pro rata to all remaining shareholders. These distributions are taxable events. Shareholders should contact their tax adviser to discuss the income tax consequences of the liquidation. In addition, these payments to shareholders will include accrued capital gains and dividends, if any. As calculated on June 28, 2019, the NextShares Fund’s net asset value will reflect the costs of closing the Fund. Once the distributions are complete, the NextShares Fund will terminate.

Please contact the Fund at (800) 395-3807 if you have questions.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Brandes Investment Trust

Date: May 29, 2019                By: /s/ Jeffrey Busby
Name: Jeffrey Busby
Title: President

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